Exhibit 99.1

     Capital Senior Living Corporation Announces Pricing of Public Offering
                       of 5,000,000 Shares of Common Stock

DALLAS -- (BUSINESS WIRE) -- January 28, 2004 -- Capital Senior Living Corporation (NYSE:CSU), one of the country's largest operators of senior living communities, announced today the pricing of a public offering by the Company of 5,000,000 shares of its common stock at a price of $6.00 per share. The net proceeds of the offering are expected to be approximately $27.9 million, excluding any exercise of the over-allotment option. The Company intends to use approximately $13.7 million of the net proceeds from the sale of its common stock in this offering to retire debt which matures on October 15, 2004 and which has a current interest rate of 9%. The Company intends to use the remainder of the net proceeds to invest, directly or indirectly, in senior housing communities for working capital and for other general corporate purposes.

Jefferies & Company, Inc. is the lead managing underwriter, and Southwest Securities, Inc. is the co-manager in the offering. The underwriters have been granted an option from the Company to purchase up to 750,000 additional shares of Common Stock to cover over-allotments, if any. The common stock is being issued under Capital Senior's existing shelf registration statement filed with the Securities and Exchange Commission and is being offered only by means of a prospectus and related prospectus supplement. A copy of the prospectus and related prospectus supplement relating to the offering may be obtained from Jefferies & Company, Inc., 520 Madison Avenue, 12th Floor, New York, NY 10022 or Southwest Securities, Inc., 1201 Elm Street, Suite 3500, Dallas, TX 75270.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy such common stock nor shall there be any sale of such common stock in any state in which such offer, solicitation or sale would be unlawful under the securities laws of any such state.

ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation's largest operators of residential communities for senior adults. The Company's operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.

The Company currently owns and/or operates 41 communities in 20 states and manages one community with a total capacity of approximately 6,900 residents. In the communities operated by the Company, 86 percent of residents live independently and 14 percent of residents require assistance with activities of daily living.

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially from those projected including, but not without limitation to, the Company's ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic condition generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations. These and other risks are detailed in the Company's reports filed periodically with the Securities and Exchange Commission.


Contact Information:
     Capital Senior Living Corporation
     Ralph A. Beattie, Chief Financial Officer at 972-770-5600